Exhibit 10.3
EXECUTION VERSION
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This Amended and Restated Employment Agreement (this “Agreement”) is entered into on July 29, 2009, between Developers Diversified Realty Corporation, an Ohio corporation (“DDR” or the “Company”), and Daniel B. Hurwitz (“Hurwitz”).
Hurwitz has been and is now serving DDR as its President and Chief Operating Officer. Hurwitz and DDR are currently party to an Employment Agreement, dated as of October 15, 2008, and a Change in Control Agreement, dated as of October 15, 2008. The Board of Directors of DDR (the “Board”) and Hurwitz desire to enter into this Agreement to supersede in its entirety the existing employment agreement, to supersede and terminate in its entirety the existing change in control agreement, and to reflect the terms pursuant to which Hurwitz will continue to serve DDR. (Certain capitalized terms used in this Agreement have the meanings ascribed to them in Section 21 of this Agreement.)
DDR and Hurwitz agree, effective as of the date first set forth above (the “Effective Date”), as follows:
1. Employment, Term. DDR engages and employs Hurwitz to render services in the administration and operation of its affairs as its President and Chief Operating Officer, reporting directly to DDR’s Chief Executive Officer (the “CEO”), and expects in the future to engage and employ Hurwitz to render services as CEO (reporting in that position solely to the Board) together with such other duties as, from time to time, may be specified by the Board, all in accordance with the terms and conditions of this Agreement, for a term extending from the Effective Date through December 31, 2012 (such term being referred to herein as the “Contract Period”).
2. Full-Time Services. Throughout the Contract Period while Hurwitz is employed by DDR, Hurwitz will devote all of his business time and efforts to the service of DDR, except for (a) usual vacation periods and reasonable periods of illness, (b) reasonable periods of time devoted to his personal financial affairs, and (c) services as a director or trustee of other corporations or organizations, either for profit or not for profit, that are not in competition with DDR; provided, that in no event shall Hurwitz devote less than 90% of his business time and efforts to the service of DDR.
3. Compensation. For all services to be rendered by Hurwitz to DDR under this Agreement during the Contract Period while Hurwitz is employed by DDR, including services as President and Chief Operating Officer or as CEO, and any other services specified by the CEO or the Board, as applicable, DDR will pay and provide to Hurwitz the compensation and benefits specified in this Section 3.
3.1 Base Salary. From and after the Effective Date and through the Contract Period while Hurwitz is employed by DDR, DDR will pay Hurwitz base salary (the “Base Salary”), in equal monthly or more frequent installments, at the rate of not less than Six Hundred Sixteen Thousand Dollars ($616,000) per year, subject to such increases as the Committee may approve.
3.2 Annual Cash Bonus. In addition to Base Salary, if Hurwitz achieves the factors and criteria for annual bonus compensation hereinafter described for any calendar year of the Company (beginning with 2009) during the Contract Period while Hurwitz is employed by DDR, then the Company shall pay an annual bonus to Hurwitz, in cash, for such calendar year (an “Annual Cash Bonus”), not later than 75 days following the end of such calendar year, determined and calculated in accordance with the percentages set forth on Exhibit A attached hereto. The Company’s award of an Annual Cash Bonus to Hurwitz shall be determined based on the factors and criteria that may be established from time to time for the calculation of the Annual Cash Bonus by the Committee after consultation with Hurwitz; provided, that for the Company’s 2009 calendar year, the Annual Cash Bonus for Hurwitz will be determined in accordance with the performance metrics and their relative weighting set forth on Exhibit A attached hereto. For each of the Company’s calendar years in the Contract Period subsequent to 2009 while Hurwitz is employed by DDR, the Board or the Committee will provide Hurwitz with written notice of the performance metrics and their relative weighting to be used in, and the specific threshold, target and maximum performance targets applicable to, the determination of the Annual Cash Bonus for Hurwitz for such calendar year not later than March 15 of such year. There is no guaranteed Annual Cash Bonus under this Agreement, and for each applicable year, Hurwitz’s Annual Cash Bonus could be as low as zero or as high as the maximum percentage set forth on Exhibit A attached hereto.
3.3 2009 Retention Equity Award. Subject to the execution of this Agreement by Hurwitz and DDR, the Board will grant to Hurwitz, within three business days of the Effective Date, a one-time award of 240,000 restricted shares, which award may be made under a retention equity program to be adopted and implemented by DDR. Subject to Sections 7.2(e) and 7.5(e), such restricted shares shall vest on the terms set forth in the award agreement applicable thereto, but in any event no more favorably than in 25% annual increments beginning on December 31, 2009 and on each of December 31, 2010, 2011 and 2012.
3.4 Cash Payment. In consideration of the execution of this Agreement by Hurwitz and DDR, DDR will pay Hurwitz, within three business days of the Effective Date, a lump-sum cash payment of $750,000.
3.5 Other Equity Awards. During the Contract Period while Hurwitz is employed by DDR, Hurwitz shall be entitled to participate in any equity or other employee benefit plan that is generally available to senior executive officers, as distinguished from general management, of the Company, including, without limitation, any long-term incentive compensation plan or similar program, including the Company’s Value Sharing Equity Program, a summary of which is attached hereto as Exhibit B (the “Value Sharing Equity Program”). Hurwitz’s participation in and benefits under any such plan or program shall be on the terms summarized on Exhibit B and subject to such other conditions as are specified in the governing documents of the particular plan or program. Regarding the Value Sharing Equity Program, to the extent that (a) by the end of the Contract Period, Hurwitz and DDR have not entered into a subsequent employment agreement or amendment of this Agreement pursuant to which Hurwitz is entitled to remain engaged and employed by DDR after the Contract Period (a “Contract Renewal”), and (b) Award Shares have been earned by Hurwitz under the Value Sharing Equity Program, but any Award Shares, any Cash Payments, or any Undelivered Award Shares earned by Hurwitz through the end of the Contract Period have not vested pursuant to the terms of the Value Sharing Equity Program by the end of the Contract Period (the “Unvested VSEP Awards”), then such Unvested VSEP Awards shall not be forfeited by Hurwitz, but instead such Unvested VSEP Awards shall remain outstanding and shall continue to vest according to the original vesting terms set forth for such Unvested VSEP Awards under the Program and the applicable Notices of Grant, even if Hurwitz is no longer employed by DDR at any time after the end of the Contract Period.
3.6 Promotion Equity Grant. If, at any point during the Contract Period while Hurwitz is employed by DDR, Hurwitz is appointed to serve as DDR’s CEO, the Board will, within three business days of the date of such appointment, grant to Hurwitz a one-time award of 160,000 restricted shares (the “Promotion Grant”). Subject to Sections 7.2(e) and 7.5(e), the Promotion

Grant shall vest on the terms set forth in the award agreement applicable thereto, but in any event no more favorably than in 20% annual increments beginning on the date of grant and on each of the first four anniversaries of the date of grant; provided, that the Committee has determined that the terms of the Promotion Grant must provide that if, by the end of the Contract Period, Hurwitz and DDR have not entered into a Contract Renewal, then any portion of the Promotion Grant that has not vested pursuant to its terms as of the end of the Contract Period (the “Unvested Promotion Grant”) will not be forfeited by Hurwitz, but instead such Unvested Promotion Grant will remain an outstanding award and will continue to vest according to the terms set forth in the award agreement applicable thereto, even if Hurwitz is no longer employed by DDR at any time after the end of the Contract Period.
3.7 Taxes. Hurwitz shall be solely responsible for taxes imposed on Hurwitz by reason of any compensation and benefits provided under this Agreement, and all such compensation and benefits shall be subject to applicable withholding taxes.
4. Benefits.
4.1 Retirement and Other Benefit Plans Generally. Throughout the Contract Period while Hurwitz is employed by DDR, Hurwitz will be entitled to participate in all retirement and other benefit plans maintained by DDR that are generally available to its employees and with respect to which he is eligible pursuant to the terms of the underlying plan or plans, including, without limitation, the DDR 401(k) plan for its employees and any DDR deferred compensation program.
4.2 Insurance, Generally. Throughout the Contract Period while Hurwitz is employed by DDR, DDR will provide to Hurwitz and his eligible dependents the medical, hospitalization, vision, and dental insurance coverage and benefits maintained by DDR from time to time during the Contract Period that are generally available to its employees and with respect to which he is eligible pursuant to the terms of the underlying plan or plans.
4.3 Insurance, Disability. Except as otherwise provided in the last sentence of this Section 4.3, DDR will maintain the current disability insurance policies in effect with respect to Hurwitz during the Contract Period while Hurwitz is employed by DDR sufficient to pay to Hurwitz, subject to the terms of such policies, a monthly benefit in the event of disability of at least $25,000 per month through age 65 (or, as to so much of that monthly amount as has previously been provided through a policy that will pay a monthly benefit only for a shorter term, through the end of that shorter term). If DDR determines not to continue any particular disability insurance policy for Hurwitz described in this Section 4.3, DDR’s obligation to continue to maintain such disability insurance policy will terminate, and through the Contract Period while Hurwitz is employed by DDR, DDR will self-insure the disability benefit that would have been provided to Hurwitz had such disability insurance policy remained in effect through the date, if any, on which Hurwitz would otherwise have qualified for benefits under such disability insurance policy, and DDR will pay the same disability benefit to Hurwitz that would have otherwise been provided under such disability insurance policy.
4.4 Vacation and Sick Leave. Hurwitz will be entitled to such periods of vacation and sick leave during the Contract Period while Hurwitz is employed by DDR as is consistent with historical practices as established before the Effective Date and as may be determined by the CEO in his reasonable and good faith discretion (but in any event not less than four weeks per year or such longer period as may be provided under the DDR vacation and sick leave policy for executive officers).

4.5 Club Membership. Throughout the Contract Period while Hurwitz is employed by DDR, DDR will name Hurwitz as a corporate designee under its membership at Barrington Country Club, will bear the cost of regular membership fees, assessments, and dues incurred at that club by Hurwitz, and will reimburse Hurwitz for the amount of any charges reasonably incurred at that club in the conduct of DDR’s business.
5. Expense Reimbursement. DDR will reimburse Hurwitz or provide him with an expense allowance during the Contract Period while Hurwitz is employed by DDR for travel, entertainment, and other expenses reasonably and necessarily incurred by him in connection with DDR’s business. Hurwitz will provide such documentation with respect to expenses to be reimbursed as DDR may reasonably request.
6. Termination.
6.1 Death or Disability. Hurwitz’s employment under this Agreement will terminate immediately upon his death. The Board may terminate Hurwitz’s employment under this Agreement immediately upon giving notice of termination if Hurwitz is Totally Disabled (as that term is defined in Section 9.1 below) for an aggregate of 120 days in any consecutive 12 calendar months or for 90 consecutive days.
6.2 For Cause by the Board.
(a) During the Contract Period while Hurwitz is employed by DDR, the Board may terminate Hurwitz’s employment under this Agreement for “Cause” at any time upon the occurrence of any of the following circumstances:
(i) (A) Hurwitz commits a fraud or a felony or an act that is not or a series of acts that are not taken in good faith and (B) the commission of such fraud, felony or act or series of acts results in material injury to the business reputation of DDR.
(ii) Hurwitz commits an act or series of repeated acts of dishonesty that are materially inimical to the best interests of DDR.
(iii) Other than as a result of disability, Hurwitz consistently fails to perform his duties and responsibilities as specified in Sections 1 and 2 above and the failure continues for 15 days after the Board has advised him in writing of that failure.
(iv) Hurwitz has materially breached any provision of this Agreement (other than Section 1 or 2 above, as to any breach of which Section 6.2(a)(iii) would apply) and the breach has not been cured in all substantial respects within 30 days after the Board has advised him in writing of the nature of the breach.
(b) The termination of Hurwitz’s employment under this Agreement shall not be deemed to be for “Cause” pursuant to this Section 6.2 unless and until there shall have been delivered to Hurwitz a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to Hurwitz and Hurwitz is given an opportunity, together with counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, Hurwitz is guilty of the conduct described in Sections 6.2(a)(i), (ii), (iii) or (iv) above, and specifying the particulars thereof in detail.
6.3 For Good Reason by Hurwitz. During the Contract Period while Hurwitz is employed by DDR, Hurwitz may terminate his employment under this Agreement for “Good Reason” if any of the following circumstances occur:
(a) The Board materially changes Hurwitz’s duties and responsibilities from those set forth in Section 1 above and the change has not been rescinded to Hurwitz’s satisfaction within 15 days after Hurwitz has advised DDR in writing of dissatisfaction with the change. The parties to this Agreement acknowledge and agree that any decision of the Board pursuant to which the Board appoints Hurwitz to serve as CEO will not constitute a material change in Hurwitz’s duties and responsibilities.
(b) DDR changes Hurwitz’s place of employment or its principal executive offices to a location that is more than 50 miles from the geographical center of Cleveland, Ohio.
(c) DDR materially breaches any of its obligations under this Agreement (other than its obligations under Section 1 above, as to any breach of which Section 6.3(a) would apply) and the breach is not cured in all material respects within 30 days after Hurwitz has advised the Board in writing of the breach.
6.4 Without Cause by the Board. During the Contract Period while Hurwitz is employed by DDR, the Board may terminate Hurwitz’s employment under this Agreement at any time without Cause pursuant to written notice provided to Hurwitz not less than ninety days in advance of such termination upon the affirmative vote of a majority of all of the members of the Board (other than Hurwitz). Any termination under this Section 6.4 will be effective at such time during the Contract Period while Hurwitz is employed by DDR as the Board may specify in that written notice.
6.5 Without Good Reason by Hurwitz. During the Contract Period while Hurwitz is employed by DDR, Hurwitz may terminate his employment under this Agreement at any time without Good Reason pursuant to written notice provided to DDR not less than ninety days in advance of such termination. Any termination under this Section 6.5 will be effective at such time during the Contract Period while Hurwitz is employed by DDR as Hurwitz may specify in that written notice.
7. Payments upon Termination.
7.1 Upon Termination For Cause or Without Good Reason. If Hurwitz’s employment under this Agreement is terminated by the Board for Cause or by Hurwitz without Good Reason during the Contract Period, DDR will pay and provide to Hurwitz his Base Salary through the Termination Date to the extent not already paid and continuing medical, hospitalization, vision, and dental insurance at the levels specified in Section 4.2 through the Termination Date, and, except as may otherwise be required by law, DDR will not pay or provide to Hurwitz any further compensation or other benefits under this Agreement. DDR will pay any Base Salary referred to in this Section 7.1 to Hurwitz within 30 days of the Termination Date.
7.2 Upon Termination Without Cause or For Good Reason. If Hurwitz’s employment under this Agreement is terminated by the Board without Cause or by Hurwitz for Good Reason during the

Contract Period and Section 7.5 does not apply, DDR will pay and provide to Hurwitz the amounts and benefits specified in this Section 7.2, except that DDR will not be obligated to pay the lump sum amounts specified in Sections 7.2(c) or 7.2(e) unless either (x) DDR is deemed to have waived the obligation to provide a Release as provided in Section 8.2 or (y) Hurwitz has timely executed a Release as contemplated by Section 8.3. The amounts and benefits specified in this Section 7.2 are as follows:
(a) A lump sum amount equal to Hurwitz’s Base Salary through the Termination Date, to the extent not already paid. DDR will pay this amount to Hurwitz within 30 days of the Termination Date.
(b) A lump sum amount equal to Hurwitz’s Annual Cash Bonus earned for the immediately preceding calendar year, to the extent not already paid. DDR will pay this amount to Hurwitz on the same date and in the same amount that the Annual Cash Bonus for such year would have been paid if Hurwitz’s employment had not been terminated, but in any event not later than March 15 of the current year.
(c) A lump sum amount equal to:
(i) if the Termination Date occurs during either of 2009 or 2010, two times the sum of (A) Hurwitz’s Base Salary as of the Termination Date, plus (B) the Annual Cash Bonus for Hurwitz for the year in which the Termination Date occurs at the “Target” level;
(ii) if the Termination Date occurs during 2011, an amount equal to the sum of (A) Hurwitz’s Base Salary for the period after the Termination Date through the end of the Contract Period, to the extent not already paid, plus (B) two times the Annual Cash Bonus for Hurwitz for 2011 at the “Target” level; or
(iii) if the Termination Date occurs during 2012, an amount equal to the sum of (A) Hurwitz’s Base Salary for the period after the Termination Date through the end of the Contract Period, to the extent not already paid, plus (B) the Annual Cash Bonus for Hurwitz for 2012 at the “Target” level.
Except as otherwise provided in Section 13.2, DDR will pay this amount to Hurwitz during the Seventh Month after the Termination Date (as defined in Section 13.1 below).
(d) Continuing medical, hospitalization, vision, and dental insurance to Hurwitz and his eligible dependents at the levels specified in Section 4.2 through the earlier of (i) the first anniversary of the Termination Date and (ii) the end of the Contract Period. To assure compliance with Section 409A of the Internal Revenue Code, the timing of the provision of these benefits will be subject to Sections 13.1 and 13.3 if and to the extent either of those sections is applicable according to its terms.
(e) Subject in all cases to the terms and limitations of any applicable equity plan of the Company, (i) all equity awards granted to Hurwitz that vest based solely upon Hurwitz’s continued employment with the Company or the passage of time, which awards have not otherwise vested as of the Termination Date, and (ii) all equity awards granted to Hurwitz under any long-term incentive compensation plan or program of the Company, including the Value Sharing Equity Program, which awards have been earned but have not vested as of the Termination Date, shall not be forfeited by Hurwitz, but instead such equity awards shall remain outstanding and shall continue to vest according to the original vesting terms established for such equity awards, even if Hurwitz is no longer employed by the Company at any time after the Termination Date; provided, however, that, to the extent determined by the Board in its sole discretion, in connection with a termination of Hurwitz’s employment pursuant to this Section 7.2, the Company may pay a lump sum amount equal to the product of (1) the aggregate number of Shares comprising or underlying such equity awards, as applicable, multiplied by (2) the Fair Market Value as of the Termination Date, and such equity awards will thereby be forfeited. Except as otherwise provided in Section 13.2, DDR will pay this amount to Hurwitz during the Seventh Month after the Termination Date (as defined in Section 13.1 below).
7.3 Upon Termination by Reason of Death. If Hurwitz’s employment under this Agreement is terminated by reason of his death during the Contract Period, DDR will pay, or cause to be paid, and provide, or cause to be provided, to Hurwitz’s personal representative and his eligible dependents, as appropriate, the amounts and benefits specified in this Section 7.3, except that DDR will not be obligated to pay the lump sum amount specified in Section 7.3(c) unless either (x) DDR is deemed to have waived the obligation to provide a Release as provided in Section 8.2 or (y) Hurwitz’s personal representative has timely executed a Release as contemplated by Section 8.3. The amounts and benefits specified in this Section 7.3 are as follows:
(a) A lump sum amount equal to Hurwitz’s Base Salary through the Termination Date, to the extent not already paid. DDR will pay this amount to Hurwitz’s personal representative within 30 days of the Termination Date.
(b) A lump sum amount equal to Hurwitz’s Annual Cash Bonus earned for the immediately preceding calendar year, to the extent not already paid. DDR will pay this amount to Hurwitz’s personal representative on the same date and in the same amount that the Annual Cash Bonus for such year would have been paid if Hurwitz’s employment had not been terminated, but in any event not later than March 15 of the current year.
(c) A lump sum amount equal to $2.5 million, which amount DDR may pay directly or may provide by arranging for life insurance benefits to be made available to Hurwitz and his eligible dependents under one or more life insurance policies obtained by DDR. Hurwitz agrees, if requested by DDR, to assist DDR in obtaining such life insurance policy or policies, including by submitting to physical examinations or providing medical histories or other data that may be required in connection with obtaining any such policy or policies. Except as otherwise provided in Section 13.2, if DDR is obligated to make a lump sum payment of this amount (rather than through the arrangement of certain life insurance benefits for Hurwitz as described in the immediately prior sentence), it will pay this amount to Hurwitz as soon as practicable following his death, but in no event later than March 15 of the year after the year in which his death occurs; provided, that neither Hurwitz nor his estate may designate the taxable year of payment.
(d) Continuing medical, hospitalization, vision, and dental insurance to Hurwitz’s eligible dependents at the levels specified in Section 4.2 through the earlier of (i) the first anniversary of the Termination Date and (ii) the end of the Contract Period. To assure compliance with Section 409A, the timing of the provision of these benefits will be subject to Sections 13.1 and 13.3 if and to the extent either of those sections is applicable according to its terms.
7.4 Upon Termination by Reason of Disability. If Hurwitz’s employment under this Agreement is terminated by the Board pursuant to Section 6.1 during the Contract Period following Hurwitz’s disability, DDR will pay and provide to Hurwitz and his eligible dependents, as appropriate, the amounts and benefits specified in this Section 7.4. The amounts and benefits specified in this Section 7.4 are as follows:
(a) A lump sum amount equal to Hurwitz’s Base Salary through the Termination Date, to the extent not already paid. DDR will pay this amount to Hurwitz within 30 days of the Termination Date.
(b) A lump sum amount equal to Hurwitz’s Annual Cash Bonus earned for the immediately preceding calendar year, to the extent not already paid. DDR will pay this amount to Hurwitz on the same date and in the same amount that the Annual Cash Bonus for such year would have been paid if Hurwitz’s employment had not been terminated, but in any event not later than March 15 of the current year.
(c) Continuing medical, hospitalization, vision, and dental insurance to Hurwitz and his eligible dependents at the levels specified in Section 4.2 through the earlier of (i) the first anniversary of the Termination Date and (ii) the end of the Contract Period. To assure compliance with Section 409A, the timing of the provision of these benefits will be subject to Sections 13.1 and 13.3 if and to the extent either of those sections is applicable according to its terms.
7.5 Upon Termination In Connection With a Change in Control. Upon the occurrence of a Triggering Event during the Contract Period while Hurwitz is employed by DDR, DDR will pay and provide to Hurwitz the amounts and benefits specified in this Section 7.5, and DDR will be deemed to have waived its right to provide a Release as provided in Section 8.2, and the provision of a Release will not be a condition to Hurwitz receiving any payment or benefit from DDR under this Section 7.5. The amounts and benefits specified in this Section 7.5 are as follows:
(a) A lump sum amount equal to Hurwitz’s Base Salary through the Termination Date, to the extent not already paid. DDR will pay this amount to Hurwitz within 30 days of the Termination Date.
(b) A lump sum amount equal to Hurwitz’s Annual Cash Bonus earned for the immediately preceding calendar year, if any, to the extent not already paid. DDR will pay this amount, if any, to Hurwitz on the same date and in the same amount that the Annual Cash Bonus for such year would have been paid if Hurwitz’s employment had not been terminated, but in any event not later than March 15 of the current year.
(c) A lump sum amount equal to:
(i) if the Termination Date occurs during either of 2009 or 2010, two times the sum of (A) Hurwitz’s Base Salary as of the Termination Date, plus (B) the Annual Cash Bonus for Hurwitz for the year in which the Termination Date occurs at the “Target” level;

(ii) if the Termination Date occurs during 2011, an amount equal to the sum of (A) Hurwitz’s Base Salary for the period after the Termination Date through the end of the Contract Period, to the extent not already paid, plus (B) two times the Annual Cash Bonus for Hurwitz for 2011 at the “Target” level; or
(iii) if the Termination Date occurs during 2012, an amount equal to the sum of (A) Hurwitz’s Base Salary for the period after the Termination Date through the end of the Contract Period, to the extent not already paid, plus (B) the Annual Cash Bonus for Hurwitz for 2012 at the “Target” level.
Except as otherwise provided in Section 13.2, DDR will pay this amount to Hurwitz during the Seventh Month after the Termination Date (as defined in Section 13.1 below).
(d) Continuing medical, hospitalization, vision, and dental insurance to Hurwitz and his eligible dependents at the levels specified in Section 4.2 through the earlier of (i) the first anniversary of the Termination Date and (ii) the end of the Contract Period. To assure compliance with Section 409A of the Internal Revenue Code, the timing of the provision of these benefits will be subject to Sections 13.1 and 13.3 if and to the extent either of those sections is applicable according to its terms.
(e) Subject in all cases to the terms and limitations of any applicable equity plan of the Company, (i) all equity awards granted to Hurwitz that vest based solely upon Hurwitz’s continued employment with the Company or the passage of time, which awards have not otherwise vested as of the Termination Date, and (ii) all equity awards granted to Hurwitz under any long-term incentive compensation plan or program of the Company, including the Value Sharing Equity Program, which awards have been earned but have not vested as of the Termination Date, shall not be forfeited by Hurwitz, but instead such equity awards shall remain outstanding and shall continue to vest according to the original vesting terms established for such equity awards, even if Hurwitz is no longer employed by the Company at any time after the Termination Date; provided, however, that, to the extent determined by the Board in its sole discretion, in connection with a termination of Hurwitz’s employment pursuant to this Section 7.5, the Company may pay a lump sum amount equal to the product of (1) the aggregate number of Shares comprising or underlying such equity awards, as applicable, multiplied by (2) the Fair Market Value as of the Termination Date, and such equity awards will thereby be forfeited. Except as otherwise provided in Section 13.2, DDR will pay this amount to Hurwitz during the Seventh Month after the Termination Date (as defined in Section 13.1 below).
8. Release. This Section 8 will apply only upon termination of Hurwitz’s employment during the Contract Period (a) by reason of his death, (b) by the Board without Cause or (c) by Hurwitz for Good Reason.
8.1 Presentation of Release by DDR. If this Section 8 applies, DDR may present to Hurwitz (or in the case of Hurwitz’s death or legal incapacity, to Hurwitz’s personal representative), not later than 21 days after the Termination Date, a form of release (a “Release”) of all current and future claims, known or unknown, arising on or before the date on which the Release is to be executed, that Hurwitz or his assigns have or may have against DDR or any Subsidiary, and the directors, officers, and affiliates of any of them, in such form as may reasonably be presented by DDR together with a covering message in which DDR advises Hurwitz (or his personal representative) that the Release is being presented in accordance with this Section 8.1 and that a failure by

Hurwitz (or his personal representative) to execute and return the Release as contemplated by Section 8.3 would relieve DDR of the obligation to make payments otherwise due to Hurwitz (or to his personal representative) under one or more portions of either of Sections 7.2 or 7.3, as the case may be.
8.2 Effect of Failure by DDR to Present Release. If DDR fails to present a Release and covering message to Hurwitz (or his personal representative) as contemplated by Section 8.1, DDR will be deemed to have waived the requirement that Hurwitz (or his personal representative) execute a Release as a condition to receiving payments under any portion of either of Sections 7.2 or 7.3, as the case may be.
8.3 Execution of Release by Hurwitz or His Personal Representative. If DDR does present a Release and covering message to Hurwitz (or his personal representative) as contemplated by Section 8.1, Hurwitz (or his personal representative) will have until 50 days after the Termination Date (i.e., at least 29 days after presentation of the Release to Hurwitz (or his personal representative)) within which to deliver an executed copy of the Release to DDR and thereby satisfy the condition to receiving payments under any portion of either of Sections 7.2 or 7.3, as the case may be, provided that Hurwitz (or his personal representative) does not revoke the execution of the Release during any applicable revocation period.
8.4 Effect of Failure to Execute Release or of Revocation of Release. If Hurwitz (or his personal representative) fails to deliver an executed copy of the Release to DDR within 50 days after the Termination Date or revokes the execution of the Release during any applicable revocation period, Hurwitz (or his personal representative) will be deemed to have waived the right to receive all payments under Sections 7.2 or 7.3, as the case may be, that were conditioned on the Release.
9. Disability Definitions; Physical Examination.
9.1 Definitions. For all purposes of this Agreement:
(a) Hurwitz’s “Own Occupation” means the regular occupation in which he is engaged under this Agreement at the time he becomes disabled.
(b) “Total Disability” means that, because of sickness or injury, Hurwitz is not able to perform the material and substantial duties of his Own Occupation.
(c) “Totally Disabled” means that Hurwitz suffers from Total Disability (and Hurwitz will be deemed to continue to be Totally Disabled so long as he is not able to work in his Own Occupation even if he works in some other capacity).
9.2 Physical Examination. If either the Board or Hurwitz, at any time or from time to time after receipt of notice of Hurwitz’s Total Disability from the other, desires to contend that Hurwitz is not Totally Disabled, Hurwitz will promptly submit to a physical examination by the chief of medicine of any major accredited hospital in the Cleveland, Ohio area and, unless that physician issues his written statement to the effect that, in his opinion, based on his diagnosis, Hurwitz is capable of resuming his Own Occupation and devoting his full time and energy to discharging the duties of his Own Occupation, Hurwitz will be deemed to be and to continue to be Totally Disabled for all purposes of this Agreement.

10. No Set-Off; No Obligation to Seek Other Employment or to Otherwise Mitigate Damages; No Effect Upon Other Plans. DDR’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations under this Agreement will not be affected by any set-off, counterclaim, recoupment, defense, or other claim whatsoever that DDR or any Subsidiary may have against Hurwitz, except that the prohibition on set-off, counterclaim, recoupment, defense, or other claim contained in this sentence will not apply if Hurwitz’s employment is terminated by the Board for Cause. Hurwitz will not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise. The amount of any payment provided for under this Agreement will not be reduced by any compensation or benefits earned by Hurwitz as the result of employment by another employer or otherwise after the Termination Date. Neither the provisions of this Agreement nor the making of any payment provided for under this Agreement, nor the termination of DDR’s obligations under this Agreement, will reduce any amounts otherwise payable, or in any way diminish Hurwitz’s rights, under any incentive compensation plan, stock option or stock appreciation rights plan, restricted stock plan or agreement, deferred compensation, retirement, or supplemental retirement plan, stock purchase and savings plan, disability or insurance plan, or other similar contract, plan, or arrangement of DDR or any Subsidiary, all of which will be governed by their respective terms.
11. Payments Are in Lieu of Severance Payments. If Hurwitz becomes entitled to receive payments under this Agreement as a result of termination of his employment, those payments will be in lieu of any and all other claims or rights that Hurwitz may have against DDR for severance, separation, and/or salary continuation pay upon that termination of his employment.
12. Covenants and Confidential Information. Hurwitz acknowledges DDR’s reliance on and expectation of Hurwitz’s continued commitment to performance of his duties and responsibilities during the Contract Period while Hurwitz is employed by DDR and he assumes the obligations set out in this Section 12 in light of that reliance and expectation on the part of DDR.
12.1 Noncompetition. During the Contract Period, Hurwitz will not, directly or indirectly, own, manage, control, or participate in the ownership, management, or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, independent contractor, or otherwise with, any of the four largest real estate investment trusts (excluding the Company) that focus primarily on neighborhood and community shopping centers, based on market capitalization as of the Termination Date; provided, however, that the ownership by Hurwitz of not more than one percent of any class of publicly traded securities of any entity will not be deemed a violation of this Section 12.1.
12.2 Confidentiality. Throughout the Contract Period and for a period of two years thereafter, Hurwitz will not disclose, divulge, discuss, copy, or otherwise use or suffer to be used in any manner, in competition with, or contrary to the interests of, DDR, any confidential information relating to DDR’s operations, properties, or otherwise to its particular business or other trade secrets of DDR, it being acknowledged by Hurwitz that all such information regarding the business of DDR compiled or obtained by, or furnished to, him during his employment by or association with DDR is confidential information and DDR’s exclusive property. The restrictions in this Section 12.2 will not apply to any information to the extent that it (a) is clearly obtainable in the public domain, (b) becomes obtainable in the public domain, except by reason of the breach by Hurwitz of his obligations under this Section 12.2, (c) was not acquired by Hurwitz in connection with his employment or affiliation with DDR, (d) was not acquired by Hurwitz from DDR or its representatives, or (e) is required to be disclosed by rule of law or by order of a court or governmental body or agency.

12.3 Nonsolicitation. During the Contract Period, Hurwitz will not directly or indirectly solicit or induce or attempt to solicit or induce any employee of DDR and/or of any Subsidiary or affiliate to terminate his or her employment with DDR and/or any Subsidiary.
12.4 Remedies. Hurwitz acknowledges that the remedy at law for any breach by him of this Section 12 may be inadequate and that the damages following from any such breach may not be readily susceptible to being measured in monetary terms. Accordingly, Hurwitz agrees that, upon adequate proof of Hurwitz’s violation of any legally enforceable provision of this Section 12, DDR will be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach. Nothing in this Section 12 will be deemed to limit DDR’s remedies at law or in equity for any breach by Hurwitz of any of the provisions of this Section 12 that may be pursued or availed of by DDR.
12.5 Acknowledgement. Hurwitz has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon DDR under this Section 12, and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition that otherwise would be unfair to DDR, do not stifle the inherent skill and experience of Hurwitz, would not operate as a bar to Hurwitz’s sole means of support, are fully required to protect the legitimate interests of DDR ,and do not confer a benefit upon DDR disproportionate to the detriment to Hurwitz.
13. Compliance with Section 409A.
13.1 Six Month Delay on Certain Payments, Benefits, and Reimbursements. If Hurwitz is a “specified employee” for purposes of Section 409A, as determined under DDR’s policy for determining specified employees on the Termination Date, each payment, benefit, or reimbursement paid or provided under this Agreement that constitutes a “deferral of compensation” within the meaning of Section 409A, that is to be paid or provided as a result of a “separation from service” within the meaning of Section 409A, and that would otherwise be paid or provided at any time (a “Scheduled Time”) that is on or before the date (the “Six Month Date”) that is exactly six months after the Termination Date (other than payments, benefits, or reimbursements that are treated as separation pay under Section 1.409A-1(b)(9)(v) of the Treasury Regulations) will not be paid or provided at the Scheduled Time but will be accumulated (together with interest at the applicable federal rate under Section 7872(f)(2)(A) of the Code in effect on the Termination Date) through the Six Month Date and paid or provided during the period of 30 consecutive days beginning on the first business day after the Six Month Date (that period of 30 consecutive days, the “Seventh Month after the Termination Date”), except that if Hurwitz dies before the Six Month Date, the payments, benefits, or reimbursements will be accumulated only through the date of his death and thereafter paid or provided not later than 30 days after the date of death.
13.2 Earlier Payment if Not a Specified Employee. If Hurwitz is not a “specified employee” for purposes of Section 409A, as determined under DDR’s policy for determining specified employees on the Termination Date, any lump sum payment to be made by DDR to Hurwitz pursuant to any one or more of Sections 7.2(c), 7.2(e), 7.5(c) and 7.5(e) will be made by DDR to Hurwitz during the 30-day period that begins exactly 60 days after the Termination Date rather than during the Seventh Month after the Termination Date.
13.3 Additional Limitations on Reimbursements and In-Kind Benefits. The reimbursement of expenses or in-kind benefits provided under Section 7 or under any other section of this

Agreement that are taxable benefits (and that are not disability pay or death benefit plans within the meaning of Section 409A of the Code) are intended to comply, to the maximum extent possible, with the exception to Section 409A set forth in Section 1.409A-1(b)(9)(v) of the Treasury Regulations. To the extent that any reimbursement of expenses or in-kind benefits provided under Section 7 or under any other section of this Agreement either do not qualify for that exception, or are provided beyond the applicable time periods set forth in Section 1.409A-1(b)(9)(v) of the Treasury Regulations, then they will be subject to the following additional rules: (i) any reimbursement of eligible expenses will be paid within 30 days following Hurwitz’s written request for reimbursement; provided that Hurwitz provides written notice no later than 60 days before the last day of the calendar year following the calendar year in which the expense was incurred so that DDR can make the reimbursement within the time periods required by Section 409A; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any calendar year will not affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, during any other calendar year; and (iii) the right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for any other benefit.
13.4 Compliance Generally. Each payment or reimbursement and the provision of each benefit under this Agreement shall be considered a separate payment and not one of a series of payments for purposes of Section 409A. The Board and Hurwitz intend that the payments and benefits provided under this Agreement will either be exempt from the application of, or comply with, the requirements of Section 409A. This Agreement is to be construed, administered, and governed in a manner that effects that intent and DDR will not take any action that is inconsistent with that intent. Without limiting the foregoing, the payments and benefits provided under this Agreement may not be deferred, accelerated, extended, paid out, or modified in a manner that would result in the imposition of an additional tax under Section 409A upon Hurwitz.
13.5 Termination of Employment to Constitute a Separation from Service. The parties intend that the phrase “termination of employment” and words and phrases of similar import mean a “separation from service” with DDR within the meaning of Section 409A. Hurwitz and DDR will take all steps necessary (including taking into account this Section 13.5 when considering any further agreement regarding provision of services by Hurwitz to DDR after the Termination Date) to ensure that (a) any termination of employment under this Agreement constitutes a “separation from service” within the meaning of Section 409A, and (b) the Termination Date is the date on which Hurwitz experiences a “separation from service” within the meaning of Section 409A.
14. Indemnification. DDR will indemnify Hurwitz, to the full extent permitted or authorized by the Ohio General Corporation Law as it may from time to time be amended, if Hurwitz is made or threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that Hurwitz is or was a director, officer, or employee of DDR and/or of any Subsidiary, or is or was serving at the request of DDR and/or of any Subsidiary as a director, trustee, officer, or employee of a corporation, partnership, joint venture, trust, or other enterprise. The indemnification provided by this Section 14 will not be deemed exclusive of any other rights to which Hurwitz may be entitled under the articles of incorporation or the regulations of DDR and/or of any Subsidiary, or any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in Hurwitz’s official capacity and as to action in another capacity while holding such office, and will continue as to Hurwitz after Hurwitz has ceased to be a director, trustee, officer, or employee and will inure to the benefit of his heirs, executors, and administrators. In particular,

Hurwitz will continue to be entitled to the full benefit of the indemnification agreement dated June 25, 2009 between Hurwitz and DDR (the “Indemnification Agreement”) for so long as that Indemnification Agreement remains in effect according to its terms. In the event of any conflict or inconsistency between the provisions of this Section 14 and the provisions of the Indemnification Agreement, the provisions of the Indemnification Agreement shall control.
15. Certain Expenses. This Section 15 will apply only to expenses that (a) are otherwise described in one or more of its subsections and (b) are incurred at any time from the Effective Date through the fifth anniversary of Hurwitz’s death.
15.1 Reimbursement of Certain Expenses. DDR will pay, as incurred, all expenses, including the reasonable fees of counsel engaged by Hurwitz, of Hurwitz in (a) prosecuting any action to compel DDR to comply with the terms of this Agreement upon receipt from Hurwitz of an undertaking to repay DDR for such expenses if it is ultimately determined by a court of competent jurisdiction that Hurwitz had no reasonable grounds for bringing such action or (b) defending any action brought by a party other than Hurwitz or his personal representative to have this Agreement declared invalid or unenforceable.
15.2 Advancement of Certain Expenses. Expenses (including the reasonable fees of counsel engaged by Hurwitz) incurred by Hurwitz in defending any action, suit, or proceeding commenced or threatened against Hurwitz for any action or failure to act as an employee, officer, or director of DDR and/or of any Subsidiary will be paid by DDR, as they are incurred, in advance of final disposition of the action, suit, or proceeding upon receipt of an undertaking by or on behalf of Hurwitz in which he agrees to reasonably cooperate with DDR and/or the Subsidiary, as the case may be, concerning the action, suit, or proceeding, and (a) if the action, suit, or proceeding is commenced or threatened against Hurwitz for any action or failure to act as a director, to repay the amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to DDR or a Subsidiary or with reckless disregard for the best interests of DDR or a Subsidiary, or (b) if the action, suit, or proceeding is commenced or threatened against Hurwitz for any action or failure to act as an officer or employee, to repay the amount if it is ultimately determined that he is not entitled to be indemnified. The obligation of DDR to advance expenses provided for in this Section 15.2 will not be deemed exclusive of any other rights to which Hurwitz may be entitled under the articles of incorporation or the regulations of DDR or of any Subsidiary, or any agreement, vote of shareholders or disinterested directors, or otherwise.
16. Survival of Obligations. Except as is otherwise expressly provided in this Agreement, the respective obligations of DDR and Hurwitz under this Agreement will survive any termination of Hurwitz’s employment under this Agreement.
17. Notices. Notices and all other communications provided for in this Agreement must be in writing and will be deemed to have been duly given when delivered in person (to the President of DDR in the case of notices to DDR and to Hurwitz in the case of notices to Hurwitz) or mailed by United States registered mail, return receipt requested, postage prepaid, and addressed, if to DDR, to its principal place of business, attention: President, and, if to Hurwitz, to his home address last shown on the records of DDR, or to such other address or addresses as either party may furnish to the other in accordance with this Section 17.

18. Entire Agreement, Certain Prior Arrangements. Except as otherwise set forth below in this Section 18, this Agreement supersedes in their entirety all prior employment and change in control agreements between the parties and all understandings between them with respect to the subject matter of this Agreement, including, without limitation, the Employment Agreement, dated as of October 15, 2008, by and between DDR and Hurwitz and the Change in Control Agreement, dated as of October 15, 2008, by and between DDR and Hurwitz. As provided in Section 14, Hurwitz will continue to be entitled to the full benefit of the Indemnification Agreement for so long as it remains in effect according to its terms.
19. Mandatory Arbitration Before a Change in Control and To Determine Cause. Section 19.1 will apply if and only if either party notifies the other, in writing, that it is demanding resolution of a then-current controversy or claim by arbitration and the notice is provided by the notifying party to the other party before any Change in Control has occurred. Nothing in this Section 19 will limit the right of DDR to seek and obtain injunctive relief in a court of equity for any breach or threatened breach by Hurwitz of any of his covenants contained in Section 12 above.
19.1 Scope of Arbitration. If this Section 19.1 applies, any controversy or claim arising out of or relating to this Agreement or any breach of this Agreement will be settled by binding arbitration to be held before three arbitrators and conducted in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association in the City of Cleveland, Ohio. The decision of the arbitrators will be final and binding on both parties and judgment on any award rendered by the arbitrators may be entered in any court of competent jurisdiction. Costs and expenses of any such arbitration will be borne by the parties as may be directed by the arbitrators taking into account the extent to which the positions taken by each of the parties are reasonable. The arbitrators will have the power to issue mandatory orders and restraining orders in connection with any such arbitration.
19.2 Other Disputes. If Section 19.1 does not apply to any claim or controversy between the parties, the parties may nevertheless, but need not, mutually agree to submit any controversy or claim to arbitration as though Section 19.1 did apply. Failing any such mutual agreement, either party may bring proceedings against the other with respect to any claim or controversy in any court of competent jurisdiction that satisfies the venue requirements set forth in Section 20.8. Nothing in this Section 19.2 imposes upon either party any obligation to discuss possible arbitration of any claim or controversy to which Section 19.1 does not apply before bringing any court proceedings with respect to that claim or controversy.
20. Miscellaneous.
20.1 No Conflict. Hurwitz represents and warrants that he is not a party to any agreement, contract, or understanding, whether employment or otherwise, that would restrict or prohibit him from undertaking or performing employment in accordance with the terms and conditions of this Agreement.
20.2 Assistance. During the term of this Agreement and thereafter, Hurwitz will provide reasonable assistance to DDR in litigation and regulatory matters that relate to events that occurred during Hurwitz’s period of employment with DDR and its predecessors, and will provide reasonable assistance to DDR with matters relating to its corporate history from the period of Hurwitz’s employment with it or its predecessors. Hurwitz will be entitled to reimbursement of reasonable out-of-pocket travel or related costs and expenses relating to any such cooperation or assistance that occurs following the Termination Date.

20.3 Severability. The provisions of this Agreement are severable and if any one or more provision is determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable in any jurisdiction nevertheless will be binding and enforceable.
20.4 Benefit of Agreement. The rights and obligations of DDR under this Agreement will inure to the benefit of, and will be binding on, DDR and its successors and assigns, and the rights and obligations (other than obligations to perform services) of Hurwitz under this Agreement will inure to the benefit of, and will be binding upon, Hurwitz and his heirs, personal representatives, and assigns.
20.5 No Waiver. The failure of either party to enforce any provision or provisions of this Agreement will not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent that party from later enforcing each and every other provision of this Agreement. The rights granted the parties in this Agreement are cumulative and the waiver of any single remedy will not constitute a waiver of that party’s right to assert all other legal remedies available to it under the circumstances.
20.6 Modification. This Agreement may not be modified or terminated orally. No modification or termination will be valid unless in writing and signed by the party against which the modification or termination is sought to be enforced.
20.7 Merger or Transfer of Assets of DDR. During the Contract Period while Hurwitz is employed by DDR, DDR will not consolidate with or merge into any other corporation, or transfer all or substantially all of its assets to another corporation, unless such other corporation assumes this Agreement in a signed writing and delivers a copy thereof to Hurwitz, which signed writing may consist of the merger or sale agreement, or similar document. Upon any such assumption, the successor corporation will become obligated to perform the obligations of DDR under this Agreement, and the terms “DDR” and the “Company,” as used in this Agreement, will be deemed to refer to that successor corporation, and the term “the Board” as used in this Agreement will be deemed to refer to the board of directors of that successor corporation.
20.8 Governing Law and Venue. The provisions of this Agreement will be governed by and construed in accordance with the laws of the State of Ohio applicable to contracts made in and to be performed exclusively within that State, notwithstanding any conflict of law provision to the contrary. Subject to the mandatory arbitration provisions of Section 19, the parties consent to venue and personal jurisdiction over them in the courts of the State of Ohio and federal courts sitting in Cleveland, Ohio, for purposes of construing and enforcing this Agreement.
21. Definitions.
21.1 Award Shares. The term “Award Shares” has the meaning set forth for such term in the Value Sharing Equity Program.
21.2 Cash Payments. The term “Cash Payments” has the meaning set forth for such term in the Value Sharing Equity Program.
21.3 Cause. The term “Cause” has the meaning set forth in Section 6.2.

21.4 Change in Control. The term “Change in Control” means the occurrence, during the Contract Period while Hurwitz is employed by DDR, of any of the following:
(a) consummation of a consolidation or merger in which DDR is not the surviving corporation, the sale of substantially all of the assets of DDR, or the liquidation or dissolution of DDR;
(b) any person or other entity (other than DDR or a Subsidiary or any DDR employee benefit plan (including any trustee of any such plan acting in its capacity as trustee)) purchases any Shares (or securities convertible into Shares) pursuant to a tender or exchange offer without the prior consent of the Board, or becomes the beneficial owner of securities of DDR representing 30% or more of the voting power of DDR’s outstanding securities without the prior consent of the Board; or
(c) during any two-year period, individuals who at the beginning of such period constitute the entire Board cease to constitute a majority of the Board; provided, that any person becoming a director of DDR during such two-year period whose election, or nomination for election by DDR’s shareholders, was approved by a vote of at least two-thirds of the directors who at the beginning of such period constituted the entire Board (either by a specific vote or by approval of DDR’s proxy statement in which such person is named as a nominee of DDR for director), but excluding for this purpose any person whose initial assumption of office as a director of DDR occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors of DDR or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or person other than the Board, shall be, for purposes of this Section 21.4(c), considered as though such person was a member of the Board at the beginning of such period.
21.5 Committee. The term “Committee” means the Executive Compensation Committee of the Board of the Company or any other committee or subcommittee authorized by the Board to discharge the Board’s responsibilities relating to the compensation of the Company’s executives and directors.
21.6 Fair Market Value. The term “Fair Market Value” means, as of a given date (in order of applicability): (a) the closing price of a Share on the principal exchange on which the Shares are then trading, if any, on such date, or if Shares were not traded on such date, then on the next preceding trading day during which a sale occurred; (b) if Shares are not then traded on an exchange, the mean between the closing representative bid and asked prices for Shares on such date as reported by a national quotation system; (c) if Shares are not traded on an exchange and not quoted on a national quotation system, the mean between the closing bid and asked prices for Shares, on such date, as determined in good faith by the Committee; or (d) if Shares are not publicly traded, the fair market value established by the Committee acting in good faith and in accordance with the applicable requirements of Section 409A and the regulations promulgated thereunder.
21.7 Good Reason. The term “Good Reason” has the meaning set forth in Section 6.3.
21.8 Internal Revenue Code. The term “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

21.9 Notice of Grant. The term “Notice of Grant” has the meaning set forth for such term in the Value Sharing Equity Program.
21.10 Section. References in this Agreement to one or more “Sections” are to sections of this Agreement, except for references to Section 409A, which are references to that section of the Internal Revenue Code.
21.11 Section 409A. The term “Section 409A” means Section 409A of the Internal Revenue Code. References in this Agreement to Section 409A are intended to include any proposed, temporary, or final regulations, or any other guidance, promulgated with respect to Section 409A by the U.S. Department of Treasury or the Internal Revenue Service.
21.12 Shares. The term “Shares” means the Common Shares, par value $0.10 per share, of DDR.
21.13 Subsidiary. The term “Subsidiary” means any corporation, partnership, or other entity a majority of the voting control of which is directly or indirectly owned or controlled by DDR.
21.14 Termination Date. The term “Termination Date” means the date on which Hurwitz’s employment with DDR and its Subsidiaries terminates.
21.15 Triggering Event. A “Triggering Event” for the purpose of this Agreement will be deemed to have occurred if, during the Contract Period while Hurwitz is employed by DDR:
(a) Within two years after the date on which a Change in Control occurs, the Board terminates the employment of Hurwitz, other than in the case of a termination for Cause, a termination by the Board pursuant to Section 6.1 following Hurwitz’s disability, or a termination based on death;
(b) Within two years after the date on which a Change in Control occurs, the Board reduces Hurwitz’s title, responsibilities, power, or authority in comparison with his title, responsibilities, power, or authority at the time of the Change in Control and Hurwitz thereafter terminates his employment with DDR within such two-year period;
(c) Within two years after the date on which a Change in Control occurs, the Board assigns Hurwitz duties which are inconsistent with the duties assigned to Hurwitz on the date on which the Change in Control occurred and which duties the Board persists in assigning to Hurwitz despite the prior written objection of Hurwitz and Hurwitz thereafter terminates his employment with DDR within such two-year period;
(d) Within two years after the date on which a Change in Control occurs, the Board (i) reduces Hurwitz’s base compensation, his incentive opportunity bonus percentages of salary, his group health, life, disability, or other insurance programs (including any such benefits provided to Hurwitz’s family), his pension, retirement, or profit-sharing benefits or any benefits provided by any of DDR’s equity-based award plans, or any substitute therefor, (ii) establishes criteria and factors to be achieved for the payment of bonus compensation that are substantially different than the criteria and factors established for other similar executive officers of DDR, (iii) fails to pay Hurwitz any bonus compensation to which Hurwitz is entitled through the achievement of the criteria and factors established for the payment of such bonus, or (iv) excludes Hurwitz from any plan, program, or arrangement in which the other executive officers of DDR are included and Hurwitz thereafter terminates his employment with DDR within such two-year period; or
(e) Within two years after the date on which a Change in Control occurs, the Board requires Hurwitz to be based at or generally work from any location more than fifty miles from the geographical center of Cleveland, Ohio and Hurwitz thereafter terminates his employment with DDR within such two-year period.
21.16 Undelivered Award Shares. The term “Undelivered Award Shares” has the meaning set forth for such term in the Value Sharing Equity Program.
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IN WITNESS WHEREOF, DDR and Hurwitz have executed this Agreement, DDR by its duly authorized Chief Executive Officer, as of the date first written above.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
By:	/s/ Scott A. Wolstein
Scott A. Wolstein, Chief Executive Officer

/s/ Daniel B. Hurwitz
DANIEL B. HURWITZ

EXHIBIT A
ANNUAL CASH BONUS OPPORTUNITY
AS A PERCENTAGE OF YEAR-END BASE SALARY

Threshold	Target	Maximum

200%	300%	400%
PERFORMANCE METRICS AND RELATIVE WEIGHTING
FOR 2009 ANNUAL CASH BONUS OPPORTUNITY

Performance Metric	Relative Weighting

Annual Budget Performance	1/3
Relative Total Shareholder Return	1/3
Strategic Objectives	1/3

EXHIBIT B
DEVELOPERS DIVERSIFIED REALTY CORPORATION
Summary of Value Sharing Equity Program
     The Developers Diversified Realty Corporation Value Sharing Equity Program (the “Program”) operates in conjunction with the Amended and Restated 2008 Developers Diversified Realty Corporation Equity-Based Award Plan, as amended and restated (or any other equity plan adopted by the Company) (the “Equity Plan”), and is designed to allow the Company to reward participants with a portion of “Value Created” (as described below) through the grant of awards under the Equity Plan.
     On six specified measurement dates, the Company will measure the Value Created during the period between the start of the Program and the applicable measurement date. Value Created is measured as the increase in the Company’s market capitalization (i.e., the product of the Company’s share price and the number of shares outstanding as of the measurement date), as adjusted for any equity issuances or equity repurchases, between the start of the Program and the applicable measurement date.
     Each participant will be assigned a “percentage share” of the Value Created (e.g. 0.7250% of the Value Created). After the first measurement date, each participant will receive a number of Company shares with an aggregate value equal to two-sevenths of the participant’s percentage share of the Value Created. After each of the next four measurement dates, each participant will receive a number of Company shares with an aggregate value equal to three-sevenths, then four-sevenths, then five-sevenths, and then six-sevenths, respectively, of the participant’s percentage share of the Value Created. After the final measurement date, each participant will receive a number of Company shares with an aggregate value equal to the participant’s full percentage share of the Value Created. For each measurement date, however, the number of Company shares awarded to a participant will be reduced by the number of Company shares previously earned by the participant as of prior measurement dates. This will keep the participants from benefiting more than once for increases in the Company’s share price that occurred during earlier measurement periods.
     The Company shares granted to a participant will then be subject to an additional time-based vesting period. During this period, Company shares will generally vest in 20% annual increments beginning on the date of grant and on each of the first four anniversaries of the date of grant, subject in general to accelerated vesting upon the participant’s death or disability during the vesting period, or to continued vesting if required under certain executive employment agreements or for a termination of the participant’s employment without cause.
     The Program and the Company shares granted under the Program will be subject to the terms of the Equity Plan. Therefore, the number of Company shares granted under the Program cannot exceed the aggregate number of shares available for issuance under the Equity Plan. The Program, however, provides for cash payments to be made to participants if the number of shares they earn exceeds the Equity Plan’s limit on the number of shares available for awards. Likewise, under the Equity Plan, a participant will be limited in terms of being paid out Company shares in excess of an annual award limit set forth in the Equity Plan. The Program therefore allows participants to carry over to the following calendar year any earned Company shares that exceed this annual individual limit.
     In the event that a Change in Control (as defined in the Program) occurs before the Program’s final measurement date, the date of the Change in Control will be deemed a measurement date and each participant will be entitled to receive a final award for the Value Created as of the date of the Change in Control. Participants will also be entitled to receive a pro rata award if they die, become disabled or are terminated without cause during the Program. Participants will generally forfeit their awards if their employment with the Company is otherwise terminated.
Value Sharing Opportunity
Mr. Hurwitz has received a Value Sharing Opportunity under the Program of 0.5800% (58.00 basis points).